Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor and Press Contact:
Brian K. Finneran
President & Chief Financial Officer
(516) 548-8500

Hanover Bancorp, Inc. Reports Second Fiscal Quarter 2021
Results highlighted by Record Net Interest Income and
Record Net Interest Margin

Second Fiscal Quarter Performance Highlights

•
Net Income: Net income for the calendar quarter ended March 31, 2021 totaled $2.1 million or $0.48 per diluted common share, versus $249 thousand or $0.06 per diluted common share recorded in the comparable 2020 period. The Company recorded core (non-GAAP) net income and core diluted earnings per share of $2.2 million and $0.51, respectively, in the calendar quarter ended March 31, 2021 versus $661 thousand and $0.16, respectively, in the comparable quarter ended March 31, 2020. The Company recorded net income for the six months ended March 31, 2021 of $3.6 million or $0.84 per diluted common share compared with $2.0 million or $0.48 per diluted common share in the comparable 2020 six-month period. The Company recorded core (non-GAAP) net income and core diluted earnings per common share of $3.9 million and $0.91, respectively, for the six months ended March 31, 2021 versus $2.8 million and $0.66, respectively, in the six months ended March 31, 2020.

•	Balance Sheet: Assets totaled $890.4 million at March 31, 2021, down $5.2 million from March 31, 2020 and up $13.5 million from December 31, 2020.
•
Continued Capital Strength: Hanover Community Bank’s Tier 1 leverage ratio was 12.00% and its Total Risk-Based capital ratio was 22.49% at March 31, 2021, each significantly above the regulatory minimums for a well-capitalized institution.

•	Increase in Tangible Book Value Per Share: Tangible book value per common share increased by 9.5% to $19.19 at March 31, 2021 from $17.53 at the comparable 2020 date.
•
Year-Over-Year Loan Growth: Total loans outstanding at March 31, 2021 were $763.6 million or 85.8% of total assets, an increase of $71.5 million (10.3%) from March 31, 2020 and up $34.8 million (4.8%) from December 31, 2020.

•	Record Net Interest Income: Net interest income grew to a record $7.8 million for the quarter ended March 31, 2021, an increase of $1.3 million, or 19.7%, versus the comparable 2020 quarter.
•
Record Net Interest Margin: The Company’s net interest margin increased significantly during the quarter ended March 31, 2021 to a record 3.79% versus 3.06% in the quarter ended March 31, 2020 and 3.53% in the quarter ended December 31, 2020.

•
Savoy Acquisition: On August 27, 2020, the Company announced that it had entered into a definitive agreement to acquire Savoy Bank (“Savoy”).  Savoy is a community commercial bank with total assets of $692 million, total loans of $607 million (including PPP loans) and total deposits of $365 million at March 31, 2021.  Savoy operates one branch in midtown Manhattan. This transaction is expected to be completed in the second quarter of 2021, subject to regulatory approvals and other customary closing conditions.

Mineola, NY – April 27, 2021 – Hanover Bancorp, Inc. (“Hanover” or “the Company”), the holding company for Hanover Community Bank (“the Bank”) today reported significant performance achievements for the quarter ended March 31, 2021, highlighted by strong capital and loan growth in addition to record levels of net interest income and net interest margin.

Earnings Summary for the Quarter Ended March 31, 2021

The Company reported net income for the calendar quarter ended March 31, 2021 of $2.1 million or $0.48 per diluted common share, representing an increase of $1.8 million from the comparable year ago period when net income totaled $249 thousand or $0.06 per diluted common share. Second fiscal quarter returns on average total assets and average stockholders’ equity were 0.97% and 10.28%, respectively, in 2021versus 0.11% and 1.34% in the year ago period.

The improvement in net income recorded in the second fiscal quarter of 2021 resulted from a $1.3 million or 19.7% increase in net interest income, an $800 thousand reduction in the provision for loan losses and a $254 thousand increase in non-interest income versus the comparable 2020 period. Partially offsetting these positive factors was a $94 thousand or 1.7% increase in total operating expenses in the second fiscal quarter of 2021 from the year ago quarter.  The year-over-year growth in net interest income was due to a substantial widening of the Company’s net interest margin to 3.79% in 2021 from 3.06% in the comparable 2020 quarter.  The margin improvement resulted principally from a 110 basis point reduction in the cost of average interest-bearing liabilities to 0.96% in 2021, largely due to a 125 basis point reduction in the average rate paid on savings and time deposits in the 2021 quarter. Also adding to the wider margin was a shift in the average interest-earning asset mix resulting from a $28.3 million increase in average loans outstanding coupled with a $55.2 million reduction in low yielding average interest-earning cash in the second fiscal quarter of 2021 versus the comparable 2020 period.  The reduction in the provision for loan losses in the second fiscal quarter of 2021 was due to the additional provision taken in the second fiscal quarter of 2020 due to economic concerns primarily related to the COVID-19 pandemic.  Although the economy in the Company’s market area appears to have stabilized in 2021, the Company did not reverse any previously recognized loan loss provisions due to continued economic uncertainty. The growth in non-interest income in the second fiscal quarter of 2021 resulted primarily from a $240 thousand gain on the sale of a security available for sale and a $68 thousand or 119.3% increase in loan fees and service charges.

Excluding merger-related charges recorded in the second fiscal quarter of 2021 and litigation and proxy contest expenses recorded in the comparable 2020 period, core (non-GAAP) operating net income was $2.2 million or $0.51 per diluted common share, up $1.5 million versus 2020 core operating net income. Second fiscal quarter core returns on average total assets and average stockholders’ equity, excluding merger, litigation, and proxy-related charges in each respective period, were 1.02% and 10.88%, respectively in 2021, versus 0.30% and 3.56% a year ago.

Earnings Summary for the Six Months Ended March 31, 2021

For the six months ended March 31, 2021, the Company reported net income of $3.6 million or $0.84 per diluted common share versus $2.0 million or $0.48 per diluted common share a year ago.

The improved level of earnings in 2021 resulted from a $1.9 million increase in net interest income, principally due to a 50 basis point widening of the company’s net interest margin to 3.66% in the six months ended March 31, 2021, a $700 thousand reduction in the provision for loan losses and a reduction in the effective tax rate to 20.4% in 2021 from 22.4% a year ago.  Partially offsetting these positive factors was a $152 thousand reduction in non-interest income in the 2021 period coupled with a $533 thousand increase in total operating expenses, principally resulting from growth in compensation and benefits related to increased headcount as the Company has continued to grow and create the infrastructure required for a public reporting company. Experienced executives have also been added to implement new product initiatives such as municipal banking along with expanded commercial real estate and commercial and industrial lending.

Michael P. Puorro, Chairman and Chief Executive Officer, commented on the Company’s results: “I am extremely pleased with Hanover’s second fiscal quarter 2021 financial results which produced record levels of net interest income and net interest margin and prudent loan growth. We will continue to be very cautious when extending credit until the economy shows signs of sustained improvement though I am confident that recent indications bode well for a strong recovery during the balance of 2021. As I have previously stated, we continue to work proactively with our borrowers who have been granted loan forbearances and we have had great success to date in returning the vast majority of these borrowers back to regular payment status.  I am also very excited about our strategic merger with Savoy Bank that we are confident will create one of the premier community banks in the metro New York City area with under $5 billion in total assets. We have highly complementary lending niches, and we believe that Savoy’s funding profile will benefit greatly from Hanover’s rapid progress in building out several niche core deposit businesses, including our municipal banking function, which fueled our record net interest margin this quarter. I am also looking forward to working closely with Mac Wilcox, Savoy’s President and CEO who will join Hanover as Senior Executive Vice President, Head of Commercial Lending and Chief Revenue Officer, as well as Metin Negrin and Elena Sisti from Savoy who will be joining Hanover’s Board of Directors. The merger is expected to close in the second quarter of 2021, subject to satisfaction of customary closing conditions, including receipt of required regulatory approvals and approval by Savoy’s shareholders.”

Mr. Puorro also noted, “Growth in shareholder value is always our highest priority at Hanover Bancorp. This hallmark of our success continues to be reflected by growth in tangible book value per share which increased by $1.66, or 9.5%, to $19.19 per share at March 31, 2021 versus the comparable 2020 date.”

Balance Sheet Growth

Total assets at March 31, 2021 were $890.4 million versus $895.6 million at the comparable 2020 date. Total deposits at the same date were largely flat at $718.2 million when compared to March 31, 2020, however, there was a significant shift in the deposit mix as core deposits (Demand, N.O.W., Savings and Money Market) increased year-over-year by $171.2 million while Time Deposits declined by $170.1 million. Management reduced usage of its Federal Home Loan Bank (“FHLB”) borrowing capacity in the second fiscal quarter of 2021 as other lower cost funding options were utilized to replace maturing FHLB advances. Borrowings at March 31, 2021 declined by $25.0 million to $56.4 million, with a weighted average rate and term of 1.23% and 24 months, respectively. At March 31, 2021, the Bank had $154.0 million of additional borrowing capacity from the FHLB.

Stockholders’ equity increased by $7.7 million to $82.2 million at March 31, 2021 from the comparable 2020 date resulting in an 9.5% increase in tangible book value per share over the past twelve months to $19.19 at March 31, 2021.

The Company’s average cost of interest-bearing liabilities decreased to 0.96% for the quarter ended March 31, 2021, from 2.06% a year ago and declined from 1.26% on a linked quarter basis. Partially offsetting the improvement in the Company’s average cost of interest-bearing liabilities from the March 2020 period was a 27 basis point reduction in the average yield on interest-earning assets to 4.56% during the calendar quarter ended March 31, 2021, primarily driven by lower average loan yields (down 49 basis points in 2021) resulting principally from the lower interest rate environment that continues to prevail in 2021.

Strong Loan Portfolio Growth

For the twelve months ended March 31, 2021, the Bank’s loan portfolio, net of sales, grew by $71.5 million, or 10.3%. Year over year growth was concentrated primarily in multi-family, commercial real estate, and PPP loans. At March 31, 2021, the Company’s residential loan portfolio amounted to $432.5 million, with an average loan balance of $430 thousand and a weighted average loan-to-value ratio of 52%. Commercial real estate loans totaled $293.7 million at March 31, 2021, with an average loan balance of $816 thousand and a weighted average loan-to-value ratio of 53%. The Company’s commercial real estate concentration ratio was 247% of capital at March 31, 2021 versus 235% of capital at the comparable 2020 date.

Historically, the Bank has been able to generate additional income by strategically originating and selling its primary lending products to other financial institutions at premiums, while also retaining servicing rights in some sales. The Bank expects that it will continue to originate loans, for its own portfolio and for sale, which will result in continued growth in interest income while also realizing gains on sale of loans to others and recording servicing income. The loan sale market was negatively impacted by the COVID-19 pandemic during much of 2020 although current indications are that it is again close to normalizing. During the quarter ended March 31, 2021, the Company sold $9.4 million in performing loans and recorded gains on the sale of loans held-for-sale of $295 thousand versus gains of $181 thousand in the quarter ended December 31, 2020 and gains of $339 thousand in the quarter ended March 31, 2020. During the twelve months ended March 31, 2021, the Company recorded cumulative gains of $491 thousand on the sale of performing loans held-for-sale.

At March 31, 2021, the Company reported $9.4 million in non-performing loans which represented 1.22% of total loans outstanding, as compared to $1.7 million in nonperforming loans, or 0.25% of total loans outstanding at March 31, 2020. The increase in non-performing loans in 2021 resulted from the addition of several credits where the borrowers had been granted forbearance in 2020 and where management believed it unlikely that the borrowers would be able to comply with the terms of their modified payment plans. The Company believes that each of these loans is well secured. During the second fiscal quarter of 2021, the Company recorded a provision for loan losses expense of $200 thousand. The March 31, 2021 allowance for loan losses balance was $8.2 million versus $7.8 million a year ago. The allowance for loan losses as a percent of total loans was 1.07% at March 31, 2021 versus 1.09% at December 31, 2020 and 1.13% at March 31, 2020. The allowance for loan losses as a percent of total originated loans was 1.18% at March 31, 2021.

Record Net Interest Margin

The Bank’s net interest margin improved to a record 3.79% during the second fiscal quarter of 2021, versus 3.06% in the comparable 2020 quarter and 3.53% in the quarter ended December 31, 2020. The 73 basis point increase in the Bank’s net interest margin versus the comparable 2020 quarter was primarily attributable to a 110 basis point reduction in the cost of average interest-bearing liabilities to 0.96% from 2.06% a year ago.  The lower cost of funds in 2021 was the result of a significant reduction in the cost of interest-bearing deposits in 2021 (down 125 basis points), accompanied by a shift in the Company’s deposit mix to a greater concentration of core deposit balances. Also contributing to the wider margin in the second fiscal quarter of 2021 was a decrease in lower-yielding average interest-bearing cash on the balance sheet (down $55.2 million). Partially offsetting the positive impact of the foregoing factors, the average rate on total interest-earning assets declined by 27 basis points to 4.56% in the second fiscal quarter of 2021 versus the comparable 2020 period. This reduction in yield was largely the result of a 49 basis point decrease in the average loan yield to 4.99% in 2021.

Operating Efficiency Ratio

The Bank’s operating efficiency ratio was 69.4% in the second fiscal quarter of 2021 versus 81.0% a year ago.  The second fiscal quarter 2021 core operating efficiency ratio, which excludes merger-related charges, was 67.5%.

About Hanover Community Bank and Hanover Bancorp, Inc.

Hanover Bancorp, Inc., is a locally owned and operated privately held stock bank holding company for Hanover Community Bank, a community commercial bank focusing on highly personalized and efficient services and products responsive to local needs. Management and the Board of Directors are comprised of a select group of successful local businessmen and women who are committed to the success of the Bank by knowing and understanding the metro-New York area’s financial needs and opportunities. Backed by state-of-the-art technology, Hanover offers a full range of financial services. Hanover employs a complete suite of consumer and commercial banking products and services, including multi-family and commercial mortgages, residential loans, business loans and lines of credit. Hanover also offers its customers access to 24-hour ATM service with no fees attached, free checking with interest, telephone banking, advanced technologies in mobile and internet banking for our consumer and business customers, safe deposit boxes and much more. The Company’s corporate administrative office is located in Mineola, New York where it also operates a full service branch office along with additional branch locations in Garden City Park, Forest Hills, Flushing, Sunset Park, and Chinatown, New York.

Hanover Community Bank is a member of the Federal Deposit Insurance Corporation and is an Equal Housing/Equal Opportunity Lender. For further information, call 516-548-8500 or visit the Bank’s website at www.hanoverbank.com.

Non-GAAP Disclosure

This discussion includes non-GAAP financial measures of the Company’s core net income, core net interest margin, core returns on average assets and shareholders’ equity, and core operating efficiency ratio. A non-GAAP financial measure is a numerical measure of historical or future performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”).  The Company’s management believes that the presentation of non-GAAP financial measures provides both management and investors with a greater understanding of the Company’s operating results and trends in addition to the results measured in accordance with GAAP.  While management uses non-GAAP financial measures in its analysis of the Company’s performance, this information is not meant to be considered in isolation or as a substitute for the numbers prepared in accordance with U.S. GAAP or considered to be more important than financial results determined in accordance with U.S. GAAP.  The Company’s non-GAAP financial measures may not be comparable to similarly titled measures used by other financial institutions.

With respect to the calculations of core operating net income and core operating efficiency ratio for the periods presented in this discussion, reconciliations to the most comparable U.S. GAAP measures are provided in the tables that follow.

Forward-Looking Statements

This release may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hanover Bancorp, Inc. Any or all of the forward-looking statements in this release and in any other public statements made by Hanover Bancorp, Inc. may turn out to be incorrect. They can be affected by inaccurate assumptions Hanover Bancorp, Inc. might make or by known or unknown risks and uncertainties. Further, the adverse effect of the COVID-19 pandemic on the Company, its customers, and the communities where it operates may adversely affect the Company’s business, results of operations and financial condition for an indefinite period. Consequently, no forward-looking statement can be guaranteed. Hanover Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release or to conform these statements to actual events.

HANOVER BANCORP, INC.
STATEMENTS OF CONDITION - (unaudited)
(dollars in thousands)

	March 31, 2021	December 31, 2020	March 31, 2020
Assets
Cash and cash equivalents	$77,529	$98,388	$162,223
Securities available for sale, at fair value	7,801	7,434	966
Investments held to maturity	9,470	10,001	11,535
Loans held for sale	893	4,150	2,433

Loans, net of deferred fees and costs	763,596	728,752	692,114
Less: allowance for loan losses	(8,179)	(7,979)	(7,843)
Loans, net	755,417	720,773	684,271

Goodwill	1,710	1,901	1,542
Premises & fixed assets	14,328	14,325	14,359
Other assets	23,284	19,911	18,277
Total assets	$890,432	$876,883	$895,606

Liabilities and stockholders' equity
Core deposits	$412,992	$311,439	$241,820
Time deposits	305,192	376,877	475,276
Total deposits	718,184	688,316	717,096

Borrowings	56,417	74,514	81,446
Note payable	-	-	14,982
Subordinated debentures	24,482	24,468	-
Other liabilities	9,104	9,561	7,569
Total liabilities	808,187	796,859	821,093

Stockholders' equity	82,245	80,024	74,513
Total liabilities and stockholders' equity	$890,432	$876,883	$895,606

HANOVER BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	3/31/2021	3/31/2020	3/31/2021	3/31/2020

Interest income	$9,380	$10,281	$18,877	$20,717
Interest expense	1,578	3,764	3,748	7,463
Net interest income	7,802	6,517	15,129	13,254
Provision for loan losses	200	1,000	300	1,000
Net interest income after provision for loan losses	7,602	5,517	14,829	12,254

Loan fees and service charges	125	57	191	137
Service charges on deposit accounts	17	15	32	35
Gain on sale of loans held for sale	295	339	476	902
Gain on sale of securities available for sale	240	-	240	-
Other operating income	15	27	39	56
Non-interest income	692	438	978	1,130

Compensation and benefits	3,325	2,886	6,501	5,474
Occupancy and equipment	1,209	1,083	2,380	2,215
Data processing	270	250	515	466
Marketing and advertising	19	111	67	217
Acquisition costs	151	-	296	236
Professional fees	308	837	720	1,342
Other operating expenses	443	464	836	832
Non-interest expense	5,725	5,631	11,315	10,782

Income before income taxes	2,569	324	4,492	2,602
Income tax expense	514	75	918	583

Net income	$2,055	$249	$3,574	$2,019

Basic earnings per share	$0.49	$0.06	$0.85	$0.49
Diluted earnings per share	$0.48	$0.06	$0.84	$0.48

Note: Prior period information has been adjusted to conform to current period presentation.

HANOVER BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
QUARTERLY TREND
(dollars in thousands, except per share data)

	Three Months Ended
	3/31/2021	12/31/2020	9/30/2020	6/30/2020	3/31/2020

Interest income	$9,380	$9,497	$9,751	$9,665	$10,281
Interest expense	1,578	2,170	2,385	3,163	3,764
Net interest income	7,802	7,327	7,366	6,502	6,517
Provision for loan losses	200	100	100	150	1,000
Net interest income after provision for loan losses	7,602	7,227	7,266	6,352	5,517

Loan fees and service charges	125	66	111	53	57
Service charges on deposit accounts	17	15	12	12	15
Gain on sale of loans held for sale	295	181	-	15	339
Gain on sale of securities available for sale	240	-	-	-	-
Other operating income	15	24	12	19	27
Non-interest income	692	286	135	99	438

Compensation and benefits	3,325	3,176	3,020	2,688	2,886
Occupancy and equipment	1,209	1,171	1,169	1,078	1,083
Data processing	270	245	234	211	250
Marketing and advertising	19	48	16	63	111
Acquisition costs	151	145	214	-	-
Professional fees	308	412	438	290	837
Other operating expenses	443	393	481	338	464
Non-interest expense	5,725	5,590	5,572	4,668	5,631

Income before income taxes	2,569	1,923	1,829	1,783	324
Income tax expense	514	404	283	374	75

Net income	$2,055	$1,519	$1,546	$1,409	$249

Basic earnings per share	$0.49	$0.36	$0.38	$0.34	$0.06
Diluted earnings per share	$0.48	$0.36	$0.37	$0.33	$0.06

Note: Prior period information has been adjusted to conform to current period presentation.

HANOVER BANCORP, INC.
CONSOLIDATED NON-GAAP FINANCIAL INFORMATION (1) (unaudited)
(dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	3/31/2021	3/31/2020	3/31/2021	3/31/2020

CORE NET INCOME:
Net income, as reported	$2,055	$249	$3,574	$2,019
Adjustments:
Merger-related expenses	151	-	296	236
Debt extinguishment charges	-	-	54	-
Litigation and proxy-related expenses	-	536	-	742
Total adjustments, before income taxes	151	536	350	978
Adjustment for reported effective income tax rate	30	124	72	219
Total adjustments, after income taxes	121	412	278	759
Core net income	$2,176	$661	$3,852	$2,778
Basic earnings per share - core	$0.52	$0.16	$0.92	$0.67
Diluted earnings per share - core	$0.51	$0.16	$0.91	$0.66

CORE NET INTEREST INCOME:
Net interest income, as reported	$7,802	$6,517	$15,129	$13,254
Adjustments:
Debt extinguishment charges	-	-	54	-
Core net interest income	$7,802	$6,517	$15,183	$13,254

CORE NET INTEREST MARGIN:
Net interest margin, as reported	3.79%	3.06%	3.66%	3.16%
Adjustments:
Debt extinguishment charges	-	-	0.01%	-
Core net interest margin	3.79%	3.06%	3.67%	3.16%

CORE OPERATING EFFICIENCY RATIO: (2)
Operating efficiency ratio, as reported	69.36%	80.96%	71.31%	74.96%
Adjustments:
Merger-related expenses	-1.83%	-	-1.87%	-1.64%
Debt extinguishment charges	-	-	-0.24%	-
Litigation and proxy-related expenses	-	-7.71%	-	-5.16%
Core operating efficiency ratio	67.53%	73.25%	69.20%	68.16%

CORE RETURN ON AVERAGE ASSETS	1.02%	0.30%	0.90%	0.64%
CORE RETURN ON AVERAGE EQUITY	10.88%	3.56%	9.65%	7.53%

(1)  This non-GAAP financial information contains measures of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The Company’s management believes the presentation of non-GAAP financial measures provide investors with a greater understanding of the Company’s operating results in addition to the results measured in accordance with U.S. GAAP. While management uses non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with U.S. GAAP or considered to be more important than financial results determined in accordance with U.S. GAAP.

(2) Excludes gain on sale of securities available for sale.

HANOVER BANCORP, INC.
SELECTED FINANCIAL DATA (unaudited)
(dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	3/31/2021	3/31/2020	3/31/2021	3/31/2020
Profitability:
Return on average assets	0.97%	0.11%	0.84%	0.47%
Return on average equity	10.28%	1.34%	8.95%	5.47%
Yield on average interest-earning assets	4.56%	4.83%	4.57%	4.94%
Cost of average interest-bearing liabilities	0.96%	2.06%	1.12%	2.09%
Net interest rate spread (1)	3.60%	2.77%	3.45%	2.85%
Net interest margin (2)	3.79%	3.06%	3.66%	3.16%
Non-interest expense to average assets	2.69%	2.56%	2.64%	2.49%
Operating efficiency ratio (3)	69.36%	80.96%	71.31%	74.96%

Average balances:
Interest-earning assets	$833,778	$856,961	$828,912	$838,321
Interest-bearing liabilities	665,423	734,129	673,537	713,770
Loans	742,004	713,712	733,283	723,191
Deposits	690,024	697,837	675,876	675,221
Total borrowings	83,283	104,706	93,320	109,019

(1) Represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(2) Represents net interest income divided by average interest-earning assets.
(3) Excludes gain on sale of securities available for sale.

HANOVER BANCORP, INC.
SELECTED FINANCIAL DATA (unaudited)
(dollars in thousands, except per share data)

	At or For the Three Months Ended
	3/31/2021	12/31/2020	9/30/2020	6/30/2020
Asset quality:
Provision for loan losses	$200	$100	$100	$150
Net (recoveries)/charge-offs	-	(10)	224	-
Allowance for loan losses	8,179	7,979	7,869	7,993
Allowance for loan losses to total loans (1)	1.07%	1.09%	1.09%	1.11%
Allowance for loan losses to originated loans (1)	1.18%	1.22%	1.22%	1.25%
Non-performing loans	$9,350	$4,053	$953	$3,171
Non-performing loans/total loans (1)	1.22%	0.56%	0.13%	0.44%
Non-performing loans/total assets	1.05%	0.46%	0.11%	0.38%
Allowance for loan losses/non-performing loans	87.48%	196.87%	825.71%	252.07%

Capital (Bank only):
Tier 1 Capital	$103,199	$100,518	$89,275	$87,829
Tier 1 leverage ratio	12.00%	12.04%	11.22%	10.21%
Common equity tier 1 capital ratio	21.23%	21.49%	19.32%	19.03%
Tier 1 risk based capital ratio	21.23%	21.49%	19.32%	19.03%
Total risk based capital ratio	22.49%	22.75%	20.57%	20.29%

Equity data:
Common shares outstanding	4,194,890	4,185,534	4,175,144	4,169,269
Stockholders' equity	$82,245	$80,024	$78,043	$76,156
Book value per common share	19.61	19.12	18.69	18.27
Tangible common equity	80,515	78,103	76,120	74,556
Tangible book value per common share	19.19	18.66	18.23	17.88
Tangible common equity ("TCE") ratio	9.06%	8.93%	8.96%	8.91%

(1) Calculation excludes loans held for sale.

Note: Prior period information has been adjusted to conform to current period presentation.

HANOVER BANCORP, INC.
STATISTICAL SUMMARY
QUARTERLY TREND
(unaudited,dollars in thousands, except share data)

	3/31/2021	12/31/2020	9/30/2020	6/30/2020

Loan distribution (1):
Residential mortgages	$408,729	$424,479	$432,988	$439,876
Multi-family	175,779	147,266	136,737	125,597
Commercial real estate	117,966	115,358	113,758	111,068
Commercial and industrial	37,355	20,214	20,737	23,680
Home equity	23,747	21,405	20,772	20,056
Consumer	20	30	27	38

Total loans	$763,596	$728,752	$725,019	$720,315

Sequential quarter growth rate	4.78%	0.51%	0.65%	4.07%

Loans sold during the quarter	$9,367	$8,443	$5,326	$1,721

Funding distribution:
Demand	$122,388	$86,266	$82,350	$84,049
NOW	150,017	93,258	34,086	33,364
Savings	44,386	44,072	43,218	42,469
Money market	96,201	87,843	110,353	96,190
Total core deposits	412,992	311,439	270,007	256,072
Time	305,192	376,877	394,753	403,260
Total deposits	718,184	688,316	664,760	659,332
Borrowings	56,417	74,514	85,154	78,766
Note payable	-	-	14,984	14,983
Subordinated debentures	24,482	24,468	-	-

Total funding sources	$799,083	$787,298	$764,898	$753,081

Sequential quarter growth rate - total deposits	4.34%	3.54%	0.82%	-8.06%

Period-end core deposits/total deposits ratio	57.51%	45.25%	40.62%	38.84%

Period-end demand deposits/total deposits ratio	17.04%	12.53%	12.39%	12.75%

(1) Excludes loans held for sale.

HANOVER BANCORP, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (1) (unaudited)
(dollars in thousands, except share and per share amounts)

	3/31/2021	12/31/2020	9/30/2020	6/30/2020	3/31/2020
Tangible common equity
Total equity	$82,245	$80,024	$78,043	$76,156	$74,513
Less: goodwill	(1,710)	(1,901)	(1,901)	(1,577)	(1,542)
Less: core deposit intangible	(19)	(20)	(22)	(23)	(24)
Tangible common equity	$80,516	$78,103	$76,120	$74,556	$72,947

Tangible common equity ("TCE") ratio
Tangible common equity	$80,516	$78,103	$76,120	$74,556	$72,947
Total assets	890,432	876,883	851,606	838,014	895,606
Less: goodwill	(1,710)	(1,901)	(1,901)	(1,577)	(1,542)
Less: core deposit intangible	(19)	(20)	(22)	(23)	(24)
Tangible assets	$888,703	$874,962	$849,683	$836,414	$894,040
TCE ratio	9.06%	8.93%	8.96%	8.91%	8.16%

Tangible book value per share
Tangible common equity	$80,516	$78,103	$76,120	$74,556	$72,947
Common shares outstanding	4,194,890	4,185,534	4,175,144	4,169,269	4,162,269
Tangible book value per share	$19.19	$18.66	$18.23	$17.88	$17.53

(1)  A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The Company’s management believes the presentation of non-GAAP financial measures provide investors with a greater understanding of the Company’s operating results in addition to the results measured in accordance with U.S. GAAP. While management uses non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with U.S. GAAP or considered to be more important than financial results determined in accordance with U.S. GAAP.

HANOVER BANCORP, INC.
NET INTEREST INCOME ANALYSIS
For the Three Months Ended March 31, 2021 and 2020
(unaudited, dollars in thousands)

	2021			2020
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate

Assets:
Interest-earning assets:
Loans	$742,004	$9,133	4.99%	$713,712	$9,728	5.48%
Investment securities	17,595	182	4.20%	12,532	111	3.56%
Interest-earning cash	70,465	19	0.11%	125,657	364	1.17%
FHLB stock and other investments	3,714	46	5.02%	5,060	78	6.20%
Total interest-earning assets	833,778	9,380	4.56%	856,961	10,281	4.83%
Non interest-earning assets:
Cash and due from banks	5,576			6,417
Other assets	23,797			21,268
Total assets	$863,151			$884,646

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Savings, NOW and money market deposits	$247,336	$157	0.26%	$180,846	$516	1.15%
Time deposits	334,804	915	1.11%	448,577	2,607	2.34%
Total savings and time deposits	582,140	1,072	0.75%	629,423	3,123	2.00%
Fed funds purchased & FHLB & FRB advances	58,807	180	1.24%	89,724	418	1.87%
Note payable	-	-	0.00%	14,982	223	5.99%
Subordinated debentures	24,476	326	5.40%	-	-	0.00%
Total interest-bearing liabilities	665,423	1,578	0.96%	734,129	3,764	2.06%
Demand deposits	107,884			68,414
Other liabilities	8,764			7,356
Total liabilities	782,071			809,899
Stockholders' equity	81,080			74,747
Total liabilities & stockholders' equity	$863,151			$884,646
Net interest rate spread			3.60%			2.77%
Net interest income/margin		$7,802	3.79%		$6,517	3.06%

HANOVER BANCORP, INC.
NET INTEREST INCOME ANALYSIS
For the Six Months Ended March 31, 2021 and 2020
(unaudited, dollars in thousands)

	2021			2020
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate

Assets:
Interest-earning assets:
Loans	$733,283	$18,391	5.03%	$723,191	$19,674	5.44%
Investment securities	17,052	355	4.18%	12,647	221	3.49%
Interest-earning cash	74,758	40	0.11%	97,228	655	1.35%
FHLB stock and other investments	3,819	91	4.78%	5,255	167	6.36%
Total interest-earning assets	828,912	18,877	4.57%	838,321	20,717	4.94%
Non interest-earning assets:
Cash and due from banks	5,138			6,398
Other assets	24,051			21,297
Total assets	$858,101			$866,016

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Savings, NOW and money market deposits	$216,783	$274	0.25%	$183,701	$1,152	1.25%
Time deposits	363,434	2,369	1.31%	421,050	4,977	2.36%
Total savings and time deposits	580,217	2,643	0.91%	604,751	6,129	2.03%
Fed funds purchased & FHLB & FRB advances	68,983	401	1.17%	94,038	886	1.88%
Note payable	659	73	22.22%*	14,981	448	5.98%
Subordinated debentures	23,678	631	5.34%	-	-	0.00%
Total interest-bearing liabilities	673,537	3,748	1.12%	713,770	7,463	2.09%
Demand deposits	95,659			70,470
Other liabilities	8,844			7,943
Total liabilities	778,040			792,183
Stockholders' equity	80,061			73,833
Total liabilities & stockholders' equity	$858,101			$866,016
Net interest rate spread			3.45%			2.85%
Net interest income/margin		$15,129	3.66%		$13,254	3.16%

* Includes impact of debt extinguishment charges. Excluding the impact of these charges, the average rate was 5.78%.